ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated January 31, 2008

100% Principal Protection Absolute Return Barrier M-Notes

Linked to the MSCI EAFE® Index

18 Month Maturity    ■    18.00% to 21.00% Absolute Return Barrier    ■    100% Principal Protection

Indicative Terms & Conditions – January 31, 2008	Offering Period: February 1 – February 25, 2008

Summary Terms

Issuer	:		Deutsche Bank AG, London Branch (Moody’s Aa1, S&P AA)†

Offering	:		100% Principal Protection Absolute Return Barrier M-Notes due August 28, 2009 (the “Notes”)

Underwriter	:		Deutsche Bank Securities Inc. (DBSI)

Denomination	:		$1,000 per Note (minimum investment $1,000)

Underlying Index	:		MSCI EAFE (Bloomberg: “MXEA<Index>”)

Term	:		18 months

Principal Protection	:		100% at maturity

Payment at Maturity (per $1,000)	:

$1,000 + ($1,000 x Absolute Index Return)

If the Index never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal plus their principal multiplied by the Absolute Index Return:

If the Index closes either above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at maturity investors will receive their principal:

$1,000

Absolute Index Return	:	Absolute value of:	( Index Ending Level – Index Starting Level )
Index Starting Level

Index Starting Level	:		The closing level of the Index on the Trade Date

Index Ending Level	:		The closing level of the Index on the Final Valuation Date

Observation Period	:		The period starting on (and including) the Trade Date and ending on (and including) the Final Valuation Date

Absolute Return Barrier	:		18.00% to 21.00% (to be determined on the Trade Date)

Upper Index Barrier	:		Index Starting Level x (1 + Absolute Return Barrier)

Lower Index Barrier	:		Index Starting Level x (1 – Absolute Return Barrier)

†

A credit rating is not a recommendation to buy, sell, or hold the Notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Any rating assigned to the Notes does not enhance, affect or address the likely performance of the Notes other than the ability of the Issuer to meet its obligations.

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBUS <GO> or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London and New York (subject to adjustment as provided in the related pricing supplement)

Reference Exchanges	:	The principal exchange, trading system or quotation system on which a constituent of the underlying is listed or quoted or any successor to such exchanges trading system

Form of Note	:	Global, Book Entry. The Notes will be represented by a single registered global note deposited with the Depository Trust Company.

Comparable Yield	:	Determined on the Trade Date

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:	The Agents will not receive a commission in connection with the sale of the Notes. The Agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Note principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Note principal amount.

Security Codes	:	CUSIP: 2515A0 JV 6 ISIN: US2515A0JV61

Relevant Dates

Offering Period	:	February 1, 2008 – February 25, 2008 at 2:00 p.m. (EST)

Trade Date	:	February 25, 2008

Settlement Date	:	February 28, 2008

Final Valuation Date	:	August 25, 2009

Maturity	:

August 28, 2009

In the event that the Issuer makes any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

Absolute Return Barrier M-Notes Product Snapshot

Structure:

• Underlying:	MSCI EAFE® Index
• Maturity:	August 28, 2009 (18 months)
• Protection:	100%
• Absolute Return Barrier:	18.00% to 21.00%
• Upper Index Barrier:	Index Starting Level x (1 + Absolute Return Barrier)
• Lower Index Barrier:	Index Starting Level x (1 – Absolute Return Barrier)

• Absolute Index Return:	Absolute value of:	(	Index Ending Level – Index Starting Level	)
Index Starting Level

Positioning:

•

Offers 100% principal protection. If the Underlying never closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, at the Maturity Date investors will receive 100% of their principal amount plus a return equal to the Absolute Index Return up to a maximum return of 18.00% to 21.00% (to be determined on the Trade Date).

Best Case Scenario:

•	Investors will receive their principal plus their principal multiplied by the Absolute Index Return paid at maturity

Worst Case Scenario:

•	Investors will receive the return of their principal only at maturity

Risk Considerations:

•	If the Underlying closes above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period, the Notes will return only your principal at maturity
•	You should be willing and able to hold your Notes to maturity. Principal protection is only valid at maturity
•	Return on the Notes is linked to the value of the Underlying Index
•	An investment in the Notes is subject to the credit of the issuer

Investing in the Notes involves a number of risks. See “Selected Risk Factors” in this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•

Hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Notes.

•

No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown below. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis.

MSCI EAFE® Index	Scenario 1	Scenario 2	Scenario 3	Scenario 4
Initial Level	2028.61	2028.61	2028.61	2028.61
Highest Level	2373.47	2130.04	2738.62	2130.04
% Change	17.00%	5.00%	35.00%	5.00%
Lowest Level	1927.18	1683.75	1927.18	1318.60
% Change	-5.00%	-17.00%	-5.00%	-35.00%
Final Level	2332.90	1683.75	2373.47	1420.03
Index Return	15.00%	-17.00%	17.00%	-30.00%
Upper Barrier	19.50%	19.50%	19.50%	19.50%
Lower Barrier	-19.50%	-19.50%	-19.50%	-19.50%

Note Return	15.00%	17.00%	0.00%	0.00%

Payment at Maturity	$1,150.00	$1,170.00	$1,000.00	$1,000.00

Annualized Return	9.77%	11.03%	0.00%	0.00%

Selected Risk Factors

•

MARKET RISK — The return on the Notes at maturity, if any, is linked to the performance of the Index and will depend on whether the Index closing level ever exceeds the Upper Index Barrier or falls below the Lower Index Barrier during the Observation Period and the magnitude of the Absolute Index Return.

•

THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT — You may receive a lower payment at maturity than you would have received if you had invested in the Index, the component stocks underlying the Index or contracts related to the Index. If the Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any single day during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

•

THE ABSOLUTE RETURN BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE NOTES AND MAY AFFECT YOUR PAYMENT AT MATURITY — Your investment in the Notes may not perform as well as an investment in a security with a return based solely on the performance of the Index.

•

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

•

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this product snapshot is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates.

•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES

•

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

•

EXCHANGE RATE RISK — The value of the Notes will be affected by the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which the securities included in the MSCI EAFE® Index are traded.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Tax Treatment

•

The Notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes. For more detail, see “Selected Purchase Considerations — Treated as Contingent Payment Debt Instruments” in the accompanying term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 310C, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement C, term sheet No. 310C and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY